Exhibit 99.1
ARTICLES OF AMENDMENT TO
THE ARTICLES OF INCORPORATION OF
BURKE & HERBERT FINANCIAL SERVICES CORP.

The undersigned, on behalf of the corporation set forth below, pursuant to Article 11 of the Virginia Stock Corporation Act (the “Act”), states as follows:

1.The name of the corporation is Burke & Herbert Financial Services Corp.

2.The introductory paragraph to Article III of the corporation’s Articles of Incorporation is hereby amended in its entirety to read as follows, in connection with an increase in the number of authorized Common Stock of the corporation from twenty million (20,000,000) to forty million (40,000,000) authorized shares, which increase was approved by the corporation’s Board of Directors on March 28, 2024:

The aggregate number of shares which the Corporation shall be authorized to issue is forty million (40,000,000) shares of common stock, par value $0.50 per share (“Common Stock”), and two million (2,000,000) shares of serial preferred stock, par value $1.00 per share (“Serial Preferred Stock”).

3.The Directors of the corporation, at a meeting duly held on March 28, 2024 at which a quorum was present and acting throughout, found said amendment to be in the best interests of the corporation. Pursuant to the authority granted to the Board of Directors under Section 13.1-707 of the Act, the Board of Directors adopted the foregoing amendment and directed that such amendment be put to the shareholders for their approval.

4.Pursuant to Article IX of the corporation’s Articles of Incorporation, a vote of a majority of all the votes entitled be cast by the Shareholders approved the foregoing amendments at the Burke & Herbert Financial Services Corp. annual meeting of shareholders on July 15, 2024.

a.The number of shares outstanding as of the close of business on May 7, 2024, the record date for the annual meeting, the number of votes entitled to be cast on the proposed amendment, and the number of votes cast for an against the amendment were as follows:

Designation: Common Stock
Number of shares outstanding:	14,847,927
Number of votes cast:	10,974,793
Number of votes for:	9,948,922
Number of votes against:	1,025,871

[Signature page follows]
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    IN WITNESS WHEREOF, the undersigned has caused these Articles of Amendment to be executed as of this 15th day of July, 2024.

/s/ David P. Boyle
David P. Boyle
Chair and Chief Executive Officer

[Signature page to Articles of Amendment of Burke & Herbert Financial Services Corp.]

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